Exhibit 99.1

NEWS RELEASE

Visteon Reports Second-Quarter 2012 Results

•	Second quarter in line with company’s expectations

•	Board of directors authorized $100 million share repurchase program

•	Continued cost cutting resulted in 13 percent reduction in SG&A

•	Completed sale of lighting operations

•	Announced sale of ownership stake in R-TEK Ltd., a UK interiors joint venture

•	Value creation through further portfolio optimization is a priority

VAN BUREN TOWNSHIP, Mich., Aug. 2, 2012 — Visteon Corporation (NYSE: VC) today announced second-quarter 2012 sales of $1.69 billion, compared with $2.05 billion during the same period in 2011. Lower sales resulted from the deconsolidation of Duckyang Industry Co. Ltd. and unfavorable currency translation.

Visteon reported net income of $75 million, or $1.40 per diluted share, in the second quarter of this year, compared with net income of $26 million, or $0.50 per diluted share, in the second quarter of 2011. Net income for the second quarter of 2012 included a net positive impact of $32 million related to an equity investment gain and the related tax impact, restructuring and other expenses, and other non-recurring costs.

“The quarter was in line with our expectations,” said Don Stebbins, chairman, chief executive officer and president. “While we saw some impact from lower vehicle production volumes in Europe and South America related to economic weakness in those regions, as well as from currency fluctuation, our performance was solid. We continue to win new business through our innovative products and technologies and take actions to achieve a full market valuation.”

Adjusted EBITDA (a non-GAAP financial measure, as defined below) for the second quarter of 2012 was $151 million, compared with $203 million in the second quarter of 2011. Cash from operating activities for the second quarter of 2012 was a use of $12 million, compared with a positive $70 million in the second quarter of 2011, while free cash flow (a non-GAAP financial measure, as defined below) was a use of $61 million, compared with a use of $1 million in the same period last year. The company ended the second quarter of 2012 with total cash balances of $702 million and total debt of $597 million, compared with $861 million and $596 million, respectively, the year before.

Sale of Lighting and R-TEK

On Aug. 1, Visteon completed the previously announced sale of its lighting business to Varroc Group for $72 million, subject to price adjustments. Visteon also agreed to sell its 50 percent equity stake in the R-TEK Ltd. interiors joint venture in the UK for about $30 million, with the transaction expected to be completed by the end of August.

“Following recent successful transactions to strengthen our business portfolio, we will continue to direct capital investments to our climate and electronics businesses, while focusing on driving the performance of the business and pursuing options for the interiors segment,” Stebbins said. “The sharp focus of the executive team and Visteon’s board of directors is on creating accelerated near-term and consistent long-term value for our customers and shareholders.”

Share Repurchase Program

Visteon announced that its board of directors has authorized the repurchase of up to $100 million worth of its common shares over the next two years. Shares would be repurchased from time to time in open market transactions or in privately negotiated transactions depending on market and economic conditions, share price, trading volume, alternative uses of capital and other factors. Such purchases will be made in accordance with applicable U.S. securities laws and regulations.

Second Quarter in Review

Net sales of $1.69 billion for the second quarter of 2012 decreased $353 million from $2.05 billion in the same quarter a year earlier. Hyundai-Kia accounted for approximately 33 percent of Visteon’s second-quarter product sales, with Ford Motor Company representing 27 percent, Renault-Nissan 8 percent and PSA Peugeot-Citroën 5 percent. On a regional basis, Asia accounted for 43 percent of total product sales – unchanged from a year earlier – while Europe represented 34 percent – down from 35 percent a year earlier. North America represented 17 percent of total product sales for the second quarter of 2012, compared with 15 percent during the same quarter last year, and South America accounted for 6 percent, compared with 7 percent in the second quarter of 2011.

Gross margin for the second quarter of 2012 was $128 million, compared with $192 million a year earlier. Gross margin decreased $64 million year-over-year, reflecting the non-recurrence of certain customer agreements, unfavorable currency and volume, and the impact of Duckyang. Selling, general and administrative (SG&A) expense of $87 million for the second quarter of 2012 decreased $13 million.

During the second quarter of 2012, Visteon recognized $103 million of equity in the net income of non-consolidated affiliates, compared with $43 million in the second quarter of 2011. Visteon’s 50 percent-owned affiliate, Yanfeng Visteon Automotive Trim Systems Co., Ltd. (YFV), and related affiliated interests contributed $97 million in equity income, including a non-cash gain of $63 million at YFV. The gain resulted from the step-up in carrying value of an equity investment to fair value that was consolidated effective June 1, 2012.

For the second quarter of 2012, the company reported net income of $75 million, or $1.40 per diluted share. This compares with net income of $26 million for the same period of 2011. Adjusted EBITDA for the second quarter of 2012 was $151 million, compared with $203 million for the same period a year earlier. On a year-over-year basis, decreases in adjusted EBITDA from the non-recurrence of customer agreements, unfavorable currency and volume, and equity in the net income of non-consolidated affiliates were partially offset by positive net cost performance.

Sales by Segment

Climate sales increased during the second quarter of 2012 by $7 million, compared with the same quarter last year. Higher production volumes and net new business increased sales by $86 million, primarily attributable to Asia, Europe and North America. Unfavorable currency related to the euro, Indian rupee and Korean won resulted in a decrease of $55 million.

Electronics sales decreased during the second quarter of 2012 by $52 million, compared with the second quarter of 2011. Production volume declines, including the impact of weakened economic conditions in Europe, resulted in a $30 million decline in sales. Unfavorable currency, driven by the weakening of the euro, further decreased sales by $17 million.

Interiors sales decreased during the quarter by $320 million, compared with the second quarter of 2011. Sales decreased $199 million due to the deconsolidation of Duckyang. Sales were further decreased by lower production volumes in Europe and South America of $41 million and $17 million, respectively. Unfavorable currency related to the euro and Brazilian real decreased sales $36 million.

First Six Months of 2012

For the first six months of 2012, the company reported net income of $46 million, or $0.86 per diluted share. This compares with net income of $65 million for the same period of 2011, or $1.25 per diluted share. Adjusted EBITDA for the first half of 2012 was $301 million, compared with $363 million for the same period a year earlier.

Cash and Debt Balances

As of June 30, 2012, Visteon had global cash balances of $702 million, including $21 million of restricted cash. Total debt was $597 million as of June 30, 2012. Year-to-date through June 30, 2012, free cash flow was a use of $95 million, an improvement of $11 million compared with the first six months of 2011.

Updated Sales and Earnings Guidance for 2012

Visteon adjusted its sales and earnings guidance for full year 2012 to reflect the impact of lower vehicle production volumes in Europe, South America and China, and the impact of unfavorable currency. Based on these adjustments, the company currently expects full-year 2012 product sales in the range of $6.6 billion to $6.8 billion and adjusted EBITDA in the range of $580 million to $620 million. Free cash flow is expected to range from a use of $20 million to positive $20 million.

About Visteon

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior and electronic products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 28 countries and employs approximately 22,000 people. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, Aug. 2, at 8 a.m. EDT, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast. The dial-in numbers to participate in the call are:

U.S./Canada: 888-452-7086

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, along with the financial results release, presentation material and other supplemental information, will be accessible through Visteon’s website at www.visteon.com.

Those interested in hearing a replay of the conference call can do so through the company’s website or by calling 855-859-2056 (toll-free if dialing from the U.S. and Canada) or 404-537-3406 (international). To access the replay by phone, enter conference ID 87656749. The replay will be available by phone for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (2) our ability to satisfy pension and other post-employment benefit obligations; (3) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (4) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (5) new business wins and re-wins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (7) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (8) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final interim financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2012 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

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Contact:

Media:

Jim Fisher

734-710-5557

jfishe89@visteon.com

Investors:

Scott Deitz

734-710-2603

sdeitz@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Sales	$1,693	$2,046	$3,410	$3,896
Cost of sales	1,565	1,854	3,148	3,561

Gross margin	128	192	262	335
Selling, general and administrative expenses	87	100	178	196
Restructuring and other expenses	11	26	74	28

Operating income	30	66	10	111
Interest expense	10	12	22	27
Interest income	4	5	7	11
Loss on debt extinguishment	—	24	—	24
Equity in net income of non-consolidated affiliates	103	43	145	87

Income before income taxes	127	78	140	158
Provision for income taxes	42	34	69	62

Income from continuing operations	85	44	71	96
(Loss) income from discontinued operations, net of tax	(1)	—	2	4

Net income	84	44	73	100
Net income attributable to non-controlling interests	9	18	27	35

Net income attributable to Visteon	$75	$26	$46	$65

Per share data:

Basic earnings (loss) per share:
Continuing operations	$1.43	$0.51	$0.83	$1.20
Discontinued operations	(0.02)	—	0.04	0.08

Basic earnings per share attributable to Visteon	$1.41	$0.51	$0.87	$1.28

Diluted earnings (loss) per share:
Continuing operations	$1.42	$0.50	$0.82	$1.17
Discontinued operations	(0.02)	—	0.04	0.08

Diluted earnings per share attributable to Visteon	$1.40	$0.50	$0.86	$1.25

Average shares outstanding (in millions)
Basic	53.3	51.0	53.1	50.9
Diluted	53.7	51.9	53.5	52.1
Comprehensive income:
Comprehensive income	$31	$93	$67	$212
Comprehensive income attributable to Visteon Corporation	$29	$66	$40	$158

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	June 30	December 31
	2012	2011
ASSETS
Cash and equivalents	$681	$723
Restricted cash	21	23
Accounts receivable, net	1,166	1,071
Inventories, net	380	381
Other current assets	430	296

Total current assets	2,678	2,494

Property and equipment, net	1,264	1,412
Equity in net assets of non-consolidated affiliates	714	644
Intangible assets, net	328	353
Other non-current assets	60	66

Total assets	$5,044	$4,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt, including current portion of long-term debt	$94	$87
Accounts payable	1,067	1,010
Accrued employee liabilities	171	189
Other current liabilities	227	267

Total current liabilities	1,559	1,553

Long-term debt	503	512
Employee benefits	408	495
Deferred tax liabilities	199	187
Other non-current liabilities	247	225
Shareholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	13	13
Additional paid-in capital	1,250	1,165
Retained earnings	212	166
Accumulated other comprehensive loss	(31)	(25)
Treasury stock	(12)	(13)

Total Visteon Corporation shareholders’ equity	1,433	1,307
Non-controlling interests	695	690

Total shareholders’ equity	2,128	1,997

Total liabilities and shareholders’ equity	$5,044	$4,969

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Operating Activities
Net income	$84	$44	$73	$100
Adjustments to reconcile net income to net cash (used by) provided from operating activities:
Depreciation and amortization	67	85	132	162
Equity in net income of non-consolidated affiliates, net of dividends remitted	(92)	(39)	(134)	(83)
Loss on debt extinguishment	—	24	—	24
Other non-cash items	17	6	42	16
Changes in assets and liabilities:
Accounts receivable	9	(73)	(91)	(195)
Inventories	(11)	1	(32)	(40)
Accounts payable	(62)	4	64	79
Other assets and liabilities	(24)	18	(47)	(43)

Net cash (used by) provided from operating activities	(12)	70	7	20

Investing Activities
Capital expenditures	(49)	(71)	(102)	(126)
Proceeds from asset sales	79	9	80	10
Other	(1)	(5)	(2)	(5)

Net cash provided from (used by) investing activities	29	(67)	(24)	(121)

Financing Activities
Short-term debt, net	4	6	4	9
Proceeds from issuance of debt, net of issuance costs	—	502	2	502
Principal payments on debt	—	(503)	(4)	(506)
Cash restriction, net	—	48	—	52
Rights offering fees	—	(33)	—	(33)
Dividends to non-controlling interests	(22)	(24)	(22)	(24)
Other	—	(5)	—	—

Net cash (used by) financing activities	(18)	(9)	(20)	—
Effect of exchange rate changes on cash and equivalents	(14)	14	(5)	35

Net (decrease) increase in cash and equivalents	(15)	8	(42)	(66)
Cash and equivalents at beginning of period	696	831	723	905

Cash and equivalents at end of period	$681	$839	$681	$839

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Millions)

(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures including “Adjusted EBITDA” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Additionally, amounts below are inclusive of the Company’s discontinued operations. Because not all companies use identical calculations this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Six Months Ended		Estimated
	June 30		June 30		Full Year
	2012	2011	2012	2011	2012
Net income attributable to Visteon	$75	$26	$46	$65	$60 - $100
Interest expense, net	6	7	15	16	50
Loss on debt extinguishment	—	24	—	24	—
Provision for income taxes	42	34	69	62	140
Depreciation and amortization	67	79	131	151	265
Restructuring and other expenses	11	26	74	28	110
Equity investment gain	(63)	—	(63)	—	(63)
Gain on sale of R-Tek Ltd.	—	—	—	—	(14)
Other non-recurring costs, net	2	—	7	5	10
Discontinued operations	11	7	22	12	22

Total Adjusted EBITDA	$151	$203	$301	$363	$580 - $620

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

Free Cash Flow: Free cash flow is presented as a supplemental measure of the Company’s liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow provided from (used by) operating activities less capital expenditures. Because not all companies use identical calculations, this presentation of free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Six Months Ended		Estimated
	June 30		June 30		Full Year
	2012	2011	2012	2011	2012
Cash (used by) provided from operating activities	$(12)	$70	$7	$20	$220 - $260
Capital expenditures	(49)	(71)	(102)	(126)	(240)

Free cash flow	$(61)	$(1)	$(95)	$(106)	($20) - $20

Free cash flow is not a recognized term under GAAP and does not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow has limitations as an analytical tool and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses. In addition, the Company uses free cash flow (i) as a factor in incentive compensation decisions, and (ii) for planning and forecasting future periods.